EXHIBIT 10.1
EXECUTION COPY
SHARE PURCHASE AGREEMENT
THIS AGREEMENT dated for reference the 18th day of October, 2006.
BETWEEN:
MFC INDUSTRIAL HOLDINGS AG, (formerly FAHR Beteiligungen AG) a company organized under the laws of the Federal Republic of Germany and registered with the commercial register at the local court of Cologne under HRB 36688
(the “Vendor”)
- and -
STENDAL PULP HOLDING GMBH, a company organized under the laws of the Federal Republic of Germany and registered with the commercial register at the local court of Berlin-Charlottenburg under HRB 99095B
(the “Purchaser”)
WHEREAS the Vendor owns and wishes to sell and convey the Vendor’s Stendal Interest to the Purchaser, and the Purchaser wishes to purchase and accept the conveyance of the Vendor’s Stendal Interest free and clear of all Liens, except as set out herein, upon the terms and conditions herein set forth.
NOW THEREFORE in consideration of the covenants, agreements, warranties and payments herein set forth and provided for, the parties hereto respectively covenant and agree as set forth below.
SECTION 1
INTERPRETATION
1.1 Definitions
In this Agreement, including the recitals and any schedules hereto, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith:
(a)	“1933 Act” means the United States Securities Act of 1933, as amended;

(b)	“Agreement” means this agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof, and the expressions “above”, “below”, “herein”, “hereto”, “hereof” and similar expressions refer to this Agreement;

(c)	“AIP” means Altmark Industriepark AG, formerly called AIG Altmark-Industrie AG, a company organized under the laws of the Federal Republic of Germany and registered with the local court of Stendal under HRB 1630;

(d)	“Ancillary Stendal Rights” means any rights and entitlements of the Vendor directly or indirectly relating to the Stendal Pulp Mill, the Stendal Facility, Stendal, the Purchased Shares and/or the Shareholder Loans, including, but not limited to:

(i)	all of the Vendor’s rights and entitlements vis-à-vis RWE, Mercer, Thyssen Rheinstahl Technik GmbH, Thyssen Rheinstahl Technik-N GmbH, Kvaerner plc. and AIP, in particular under and in connection with:
(A)	the letter agreement dated April 6, 2001 and entered into by and among RWE, AIP, Stendal, Mercer and Thyssen Rheinstahl Technik-N GmbH;

(B)	the letter agreement dated July 23, 2002 and entered into by and among Mercer, Stendal, RWE, Thyssen Rheinstahl Technik-N GmbH, Kvaerner plc. and AIP;

(C)	the share transfer agreement dated August 13, 2002 (notarial deed no. 812/2002 of the notary Falk Ewald, Stendal) between the Vendor and AIP;

(D)	the transfer agreement concerning shareholder loans dated August 23, 2002 between the Vendor, AIP and Stendal;

(E)	the assignment agreement dated August 26, 2002 between Stendal, RWE and the Vendor assigning part of the Vendor’s claims under a shareholder loan agreement; and

(F)	the shareholders’ resolution and agreement dated August 20, 2002 (notarial deed no. 97/2002L of the notary Dr. Gustav-Adolf Lange, Frankfurt/Main) by and among Stendal, Mercer, RWE, Thyssen Rheinstahl Technik GmbH, Thyssen Rheinstahl Technik Projektgesellschaft GmbH, AIP and the Vendor; and
(ii)	all of the Vendor’s rights and claims against officers, directors and employees of Stendal and its subsidiaries, and in each case including all of the Vendor’s right, title and interest (including possession), expectancies (Anwartschaften), claims for surrender of possession (Herausgabeansprüche) and claims for transfer of title (Übertragungsansprüche);

(e)	“Balance” means the difference between the Purchase Price and the KHD Share Value;

(f)	“Bank Debt” means any and all debt owed by Stendal pursuant to the Stendal Facility;

(g)	“Broker/Dealer” means the nationally recognized brokerage firm in Canada appointed by the Purchaser, in consultation with the Vendor, to liquidate the KHD Shares;

(h)	“Business Day” shall mean any day on which banks are open for business in Vancouver;

(i)	“Certificate” means a written certificate of a matter or matters of fact which, if required from a corporation, shall be made by a duly authorized officer of such corporation;

(j)	“Closing” means the transfer by the Vendor to the Purchaser of the Vendor’s Stendal Interest and the payment by the Purchaser to the Vendor of the Purchase Price and the completion of all matters incidental to the transactions as set out herein;

(k)	“Closing Date” means the date on which the Closing occurs, which shall be within 3 Business Days after the later of the Effective Date or the date on which all consents and approvals, which are necessary to complete the transactions set out herein, have been obtained;

(l)	“Counsel” means any barrister, solicitor or attorney or a firm thereof retained by the Vendor or Purchaser, as the case may be;

(m)	“Direction Letter” means the irrevocable direction from the Purchaser to the Broker/Dealer to sell the KHD Shares on terms satisfactory to both the Purchaser and the Vendor;

(n)	“Effective Date” means the date of this Agreement;

(o)	“KHD” means KHD Humboldt Wedag International Ltd., formerly called MFC Bancorp Ltd., a company continued under the laws of the Province of British Columbia, Canada, and its successors;

(p)	“KHD Share Value” means €1,437,579.78;

(q)	“KHD Shares” means 54,289 restricted shares of KHD registered in the name of Mercer;

(r)	“Lien” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease, hypothecation, security interest or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation;

(s)	“Liquidation Period” means the period of time commencing on Closing and expiring on the earlier of the date the KHD Shares are all sold or the last date set out in the Direction Letter during which the Broker/Dealer is directed to sell the KHD Shares;

(t)	“Mercer” means Mercer International Inc., a company organized under the laws of the State of Washington, U.S.A., and its successors;

(u)	“MFC Pledge” means the pledge by the Vendor of the Purchased Shares to Stendal’s lenders under the Stendal Facility pursuant to the security agreements related thereto;

(v)	“Notarized Transfer Agreement” means the form of notarized transfer agreement to assign and transfer the Purchased Shares, the Shareholder Loans and the Ancillary Stendal Rights from the Vendor to the Purchaser substantially in the form of Schedule D hereto;

(w)	“Notary” means the German notary officiating the notarization of the Notarized Transfer Agreement;

(x)	“PIK Note” means a floating rate note in the principal amount of the Balance executed by the Purchaser in favour of the Vendor in the form attached hereto as Schedule A and subject to the terms and conditions contained therein;

(y)	“Proceeds” means any and all proceeds received from the Broker/Dealer’s sale of the KHD Shares, net of all commissions payable to the Broker/Dealer, provided that if all of the KHD Shares are not sold in the Liquidation Period, the term “Proceeds” shall also include the remainder of any unsold KHD Shares;

(z)	“Purchase Price” means €8,166,000 payable as prescribed in Section 2 hereof;

(aa)	“Purchaser Release” means the release and discharge to be provided by the Purchaser, substantially in the form attached as Schedule C hereto;

(bb)	“Purchased Shares” means three shares (Geschäftsanteile) in the respective nominal amounts of €1,009,700, €27,360 and €12,940 of the share capital of Stendal owned by the Vendor;

(cc)	“RWE” means RWE Industrie-Lösungen GmbH, a company organized under the laws of the Federal Republic of Germany and registered with the local court of Duisburg under HRB 179;

(dd)	“SEC” means the U.S. Securities and Exchange Commission;

(ee)	“Shareholder Approvals” means any and all approvals which are required pursuant to the Shareholders’ Agreement or the Articles of Stendal in order to effect the transactions set out herein;

(ff)	“Shareholder Loans” means all indebtedness owed or owing by Stendal to the Vendor for advances/loans under each of the following:
(i)	a subordinated shareholder loan and release agreement (Vertrag über die Gewährung eines nachrangigen Gesellschafterdarlehens nebst Forderungsverzicht) dated August 26, 2002 and entered into by and between the Vendor and Stendal, in the original principal amount of €3,890,290 plus all interest (accrued, contingent or other) to the Time of Closing;

(ii)	a subordinated shareholder loan and release agreement (Vertrag über die Gewährung eines nachrangigen Gesellschafterdarlehens) dated July 31, 2006 and entered into by and between the Vendor and Stendal, in the original principal amount of €1,050,000 plus all interest (accrued, contingent or other) to the Time of Closing; and

(iii)	a subordinated shareholder loan and release agreement (Vertrag über die Gewährung eines nachrangigen Gesellschafterdarlehens) dated September 27, 2005 and entered into by and between the Vendor and Stendal, in the original principal amount of €1,050,000 plus all interest (accrued, contingent or other) to the Time of Closing, and all rights, title and interest in and to the Stand-By Equity, plus all interest (accrued, contingent or other) to the Time of Closing;

(gg)	“Shareholders’ Agreement” means the shareholders’ agreement dated August 26, 2002, among Stendal, the Purchaser, RWE and the Vendor, pertaining to the operation and administration of Stendal, notarial deed no. 117/2002L of the notary Dr. Gustav-Adolf Lange, Frankfurt/Main;

(hh)	“Shareholders’ Undertaking Agreement” means the shareholders’ undertaking agreement (Gesellschafter-Verpflichtungsvereinbarung) dated August 26, 2002 entered into by and among the Vendor, the Purchaser, Stendal, Mercer, RWE, AIP and Bayerische Hypo- und Vereinsbank AG;

(ii)	“Stand-By Equity” means the stand-by equity provided by the Vendor pursuant to Section 2.6.3 of the Shareholders’ Undertaking Agreement;

(jj)	“Stendal” means Zellstoff Stendal GmbH, a company organized under the laws of the Federal Republic of Germany and registered with the commercial register at the local court of Stendal under HRB 2446;

(kk)	“Stendal Facility” means the project financing facility agreement in the principal amount of €827,950,000 dated August 26, 2002, made between Stendal and the lenders party thereto as amended from time to time;

(ll)	“Stendal Pulp Mill” means the kraft pulp mill owned by Stendal located near Stendal, Germany;

(mm)	“Step-In Rights” means the step-in rights (Eintrittsrechte) granted by the Vendor under an agreement on step-in rights (Vereinbarung eines Eintrittsrechts), dated August 26, 2002 (notarial deed no. 119/2002L of the notary Dr. Gustav-Adolf Lange, Frankfurt/Main), by and among RWE, the Purchaser, the Vendor and Bayerische Hypo- und Vereinsbank AG (as agent);

(nn)	“Time of Closing” means 4:00 p.m., German time, on the Closing Date when the Closing of the purchase and sale herein provided for shall be completed;

(oo)	“Undertaking Letter” means a letter of undertaking from the Purchaser’s Canadian Counsel to the Vendor’s Canadian Counsel relating to the Proceeds in a form satisfactory to each of them;

(pp)	“US Securities Law” means the 1933 Act, all rules and regulations thereunder and all applicable securities laws, rules and regulations of any state of the United States;

(qq)	“Vendor Release” means the release and discharge to be provided by the Vendor, KHD, their affiliates, and Mr. Michael Smith, substantially in the form attached as Schedule B hereto; and

(rr)	“Vendor’s Stendal Interest” means all of the Vendor’s rights, title and interest in and to Stendal, including, without limitation, the Purchased Shares (together with all ancillary rights pertaining to the Purchased Shares, such as the rights to any undistributed profits from any prior periods and the rights to dividends for the entire current and future fiscal years), the Shareholder Loans and the Ancillary Stendal Rights, provided that the foregoing shall not include any interest in Stendal that the Vendor may acquire after Closing from RWE or any permitted assignee or transferee of RWE.
1.2 Schedules and Exhibits
Appended hereto are the following schedules and exhibits, which are incorporated into this Agreement by reference and are deemed to be part hereof:

Schedule A	-	Form of PIK Note
Schedule B	-	Form of Vendor Release
Schedule C	-	Form of Purchaser Release
Schedule D	-	Form of Notarized Transfer Agreement

Exhibit 1	-	Shareholders’ Agreement Excerpt

1.3 Currency
All references to currency in this Agreement are in Euros, unless otherwise indicated herein. All payments contemplated herein shall be by certified cheque or bank draft issued or such other transfer of immediately available funds as may be acceptable to the parties hereto.
1.4 Extended Meanings
In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders; and references to any statute shall extend to and include orders-in-council or regulations passed under and pursuant thereto, of any amendment or re-enactment of such statute, orders-in-council or regulations, or any statute, order-in-council or regulations substantially in replacement thereof.
1.5 Entire Agreement
This Agreement, along with the Schedules hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including the indicative term sheet dated September 12, 2006, as amended between the Purchaser and the Vendor, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.
1.6 Headings
Section headings are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.
1.7 Successors and Assigns
All of the terms and provisions in this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 2
PURCHASE OF VENDOR’S STENDAL INTEREST
2.1 Purchase of Vendor’s Stendal Interest
Subject to the terms and conditions hereof, the Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor, and, at the Time of Closing, the Vendor, subject to the payment of the Purchase Price as set forth herein, shall assign and transfer to the Purchaser, and the Purchaser shall accept assignment and transfer from the Vendor, the Vendor’s Stendal Interest for the Purchase Price free and clear of all Liens other than the Step-In Rights and the MFC Pledge, or a pledge of the Vendor’s Stendal Interest substantially upon the same terms as the MFC Pledge to the same lenders under the Stendal Facility.

2.2 Allocation of Purchase Price
The parties hereto agree that the Purchase Price shall be allocated so that the amount allocated to the Purchased Shares shall be the KHD Share Value and the amount allocated collectively to the Ancillary Stendal Rights and the Shareholder Loans shall be the Balance.
2.3 Payment of Purchase Price
The Purchaser shall satisfy payment of the Purchase Price exclusively by:
(a)	depositing the KHD Shares with the Broker/Dealer for sale in accordance with the Direction Letter immediately after Closing; and
       (b) executing the PIK Note in favour of, and delivering to, the Vendor at the Time of Closing.
2.4 Deposit with Broker/Dealer
Subject to the Vendor transferring the Vendor’s Stendal Interest to the Purchaser pursuant to the terms hereof, the Purchaser shall, immediately after Closing, deposit the KHD Shares with the Broker/Dealer for sale at its discretion in accordance with the Direction Letter and, promptly following the expiration of the Liquidation Period, the Proceeds shall be delivered to the Vendor’s Canadian Counsel pursuant to the terms of the Undertaking Letter. The parties hereto acknowledge and agree that notwithstanding that the Proceeds may be greater than or less than the KHD Share Value, under no circumstances shall the consideration payable hereunder by the Purchaser to the Vendor for the Vendor’s Stendal Interest be adjusted to take into account such difference, if any, and for greater clarity under no circumstances shall the Purchaser’s obligations to the Vendor pursuant to the PIK Note be adjusted in light of such difference, if any.
2.5 Transfers
Subject to the terms and conditions hereof, on Closing, the Vendor shall assign and transfer to the Purchaser, pursuant to the Notarized Transfer Agreement:
(a)	the Purchased Shares;

(b)	the Shareholder Loans; and

(c)	the Ancillary Stendal Rights.
2.6 Restrictions on Securities
The Vendor acknowledges and agrees that any M Shares (as defined in the PIK Note) issued pursuant to the terms of the PIK Note are “restricted securities” under US Securities Laws and hereby acknowledges and confirms the matters set forth in Section 3.4 of the PIK Note.
2.7 Limited Liability
The Purchaser does not accept or assume, and shall not by this Agreement be deemed to have accepted or assumed, any obligation or responsibility for the payment of any debt, obligation, liability, claim or demand absolute or contingent, of whatsoever nature of or against the Vendor, except for payment of the Purchase Price as provided for herein.
2.8 Purchase of Entire Interest
The parties hereto covenant and agree that this Agreement shall provide for the purchase of all of the Vendor’s interest in Stendal at the Time of Closing, whether same is owned as at the date hereof or to be acquired after the date hereof (including interest accruing on the Shareholder Loans), and the Vendor therefore covenants and agrees with the Purchaser that if prior to the Closing Date it acquires any further interest in Stendal or rights to acquire any interest in Stendal, in addition to the interests set forth in this Agreement, then such additional interests in Stendal shall be part of the Vendor’s Stendal Interest and shall be subject to the terms of this Agreement, and such interest shall be delivered or such rights shall be transferred to the Purchaser at the Time of Closing, without the payment of any additional or further consideration, provided that the foregoing shall not include any interest in Stendal that the Vendor may acquire after Closing from RWE or any permitted assignee or transferee of RWE.
2.9 Procurement of Approvals
The parties acknowledge and agree that in order to carry-out the transactions contemplated herein, among other things, it may be necessary to amend the Shareholders’ Agreement and obtain from RWE the Shareholders Approvals (the “Shareholders’ Agreement Amendments”). Each of the Purchaser and the Vendor agrees to take all commercially reasonable steps to effect the Shareholder’s Agreement Amendments and to procure the Shareholder Approvals.
2.10 Survival of Environmental Indemnity Provisions
The parties acknowledge that as a result of the Vendor selling the Purchased Shares to the Purchaser as set out herein, the Vendor will cease to be a party to the Shareholders’ Agreement as of the Time of Closing. Notwithstanding the that the Vendor shall no longer be a party to the Shareholders’ Agreement after the Time of Closing, the parties hereto agree that the Vendor’s obligations, covenants, responsibilities, indemnities and agreements under paragraphs 2.5(c) and 2.5(d) (the “Environmental Indemnity Provisions”) of the Shareholders’ Agreement, excerpts of which are set out in Exhibit 1 hereto, and all provisions of the Shareholders’ Agreement necessary for the proper interpretation and application of the Environmental Indemnity Provisions, are hereby incorporated into this Agreement by reference and shall be effective and enforceable hereunder against the Vendor until the date which is five (5) years after the Closing Date. The parties hereby acknowledge and agree that with respect to this subsection 2.10 and the Environmental Indemnity Provisions, the Purchaser is contracting on both its own behalf and as trustee for RWE and Stendal (the “Indemnity Beneficiaries”) and therefore all of the Vendor’s obligations, covenants, responsibilities, indemnities and agreements under this Section 2.10 and the Environmental Indemnity Provisions shall also be directly and independently enforceable by, and constitute direct and independent obligations vis-à-vis, each of Stendal and RWE. The Purchaser hereby accepts these trusts and will hold and enforce the obligations, covenants, responsibilities, indemnities and agreements of the Vendor under this subsection 2.10 and the Environmental Indemnity Provisions on behalf of the Indemnity Beneficiaries and the Vendor acknowledges and agrees that the obligations, covenants, responsibilities, indemnities and agreements granted by it under this subsection 2.10 and the Environmental Indemnity Provisions shall be enforceable by the Purchaser both in its own right and as trustee on behalf of the Indemnity Beneficiaries.

2.11 Waiver of Rights to Stand-By Equity
The Vendor, subject to the Purchaser’s payment of the Purchase Price in the manner set out herein, waives and disclaims any and all rights it may have under Section 5.2 of the Shareholders’ Undertaking Agreement for the return of any Stand-By Equity provided by the Vendor. This waiver and disclaimer shall be for the benefit of, and shall be directly and independently enforceable by, each of the Purchaser, Stendal, Mercer, RWE, AIP and Bayerische Hypo- und Vereinsbank AG as well as any assignee or transferee under Section 9.2 of the Shareholders’ Undertaking Agreement.
2.12 No Effect on AIP/Stendal
The parties hereto acknowledge and agree that nothing in this Agreement shall affect the rights, interests, obligations and/or commitments of AIP and/or Stendal pursuant to (i) the Shareholder’ Undertaking Agreement, or any other agreement entered into by AIP in connection with the Stendal Facility pursuant to the security agreements relating thereto, and (ii) the existing lease and/or rental arrangements between Stendal and AIP.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR
3.1 Representations and Warranties of the Vendor
To induce the Purchaser to enter into this Agreement and complete the transactions contemplated hereby, the Vendor represents and warrants to and in favour of the Purchaser now as provided in this Section 3. The Vendor confirms that the Purchaser is relying upon the accuracy, truthfulness and correctness of each of such representations and warranties, both as of the Effective Date and as of the Closing Date in connection with the purchase of the Vendor’s Stendal Interest and the completion of the other transactions hereunder.
(a)	Due Incorporation: The Vendor has been duly incorporated and organized pursuant to the laws of the Federal Republic of Germany and is in good standing in filing all returns and notices required thereunder.

(b)	Authority and Binding Obligations: The Vendor has good right, full power and absolute authority to enter into this Agreement and to sell, assign and transfer the Vendor’s Stendal Interest to the Purchaser in the manner contemplated herein and to perform all of the Vendor’s obligations under this Agreement. The Vendor shall have taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement and the sale and transfer of the Vendor’s Stendal Interest by the Vendor to the Purchaser and to complete the transactions set out herein.

(c)	No Actions: There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or, to the Vendor’s knowledge, threatened against or related to the Vendor’s Stendal Interest or which would affect the Vendor’s ability to sell the Vendor’s Stendal Interest as provided for in this Agreement.
3.2 Vendor’s Stendal Interest
(a)	At the Time of Closing the Vendor will have good, marketable title or ownership (as applicable)

of the Vendor’s Stendal Interest free of all mortgages, charges, liens, pledges, claims, security interests and agreements and other encumbrances of whatsoever nature other than the MFC Pledge, or a pledge of the Vendor’s Stendal Interest substantially upon the same terms as the MFC Pledge to the same lenders under the Stendal Facility, and the Step-In Rights, and no person, firm or corporation has any agreement or option or right capable of becoming an agreement or option for the purchase from the Vendor of any of such Vendor’s Stendal Interest except as provided herein, and the Vendor has good right, full power and absolute authority to sell and assign such Vendor’s Stendal Interest to the Purchaser for the purpose and in the manner as provided in this Agreement. The Purchased Shares are not and shall not be subject to any shareholder, pooling, escrow or similar agreements, except as contemplated herein.

(b)	The share capital relating to the Purchased Shares has been duly authorized, validly issued and fully paid-in, no capital has been openly or disguisedly repaid, and the Purchased Shares sold hereby represent the entire share capital held by the Vendor in Stendal;

(c)	No consents of, filings with or approval of any governmental or regulatory body or authority is required by the Vendor for the sale and transfer of the Vendor’s Stendal Interest to the Purchaser other than those presently held or obtained by the Vendor which are in full force and effect.

(d)	The Vendor is not obligated to obtain the written consent of any person to the transactions contemplated by this Agreement other than from those persons from whom consent has, or prior to the Time of Closing, will be obtained as contemplated herein.
3.3 Execution and Delivery of Agreement
(a)	At the Time of Closing the execution and delivery of this Agreement by the Vendor and the consummation of the transactions contemplated hereby do not constitute a breach or a default under any agreement to which the Vendor is a party or by which it is bound, other than as expressly set out herein.

(b)	This Agreement has been duly executed and delivered by the Vendor. All documents required hereunder to be executed and delivered by the Vendor shall have been duly executed and delivered by the Vendor and this Agreement does and such documents and instruments shall, constitute legal, valid and binding obligations of the Vendor enforceable in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

3.4 Bankruptcy and Insolvency Matters
No action or proceeding has been commenced or filed by or against the Vendor or which seeks or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of the Vendor, the adjustment, compromise or composition of claims against the Vendor or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for the Vendor or any portion of its assets. No such action or proceeding has been authorized or is being considered by or on behalf of the Vendor and no creditor or equity security holder of the Vendor has, to the knowledge of the Vendor, threatened to commence or advise that it may commence, any such action or proceeding.
3.5 Broker’s Fees
The Vendor has not incurred any obligation or liability, contingent or otherwise for broker’s or finder’s fees in respect of the transaction herein provided for which the Purchaser shall have any obligation and liability.
3.6 No Other Representations and Warranties; Exclusion of liability
The parties agree that the representation and warranties of this Section 3 are the sole representations and warranties made in respect of the Vendor’s Stendal Interest and that the Purchaser shall have no right, claim or entitlement of whatever kind or nature with respect to any malperformance relating to the Vendor’s Stendal Interest or any part thereof, except for a breach of the representations and warranties expressly made in this Section 3, provided that, as set forth in Section 2.7 hereto, no obligation or liability shall transfer to the Purchaser as a result of any such malperformance.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
4.1 Representations and Warranties
To induce the Vendor to enter into this Agreement and complete the transactions contemplated thereby, the Purchaser represents and warrants to and in favour of the Vendor now as provided in this Section 4. The Purchaser confirms that the Vendor is relying upon the accuracy, truthfulness and correctness of each of such representations and warranties, both as of the Effective Date and as of the Closing Date, in connection with the transactions hereunder.
(a)	Due Incorporation: The Purchaser has been duly incorporated and organized pursuant to the laws of the Federal Republic of Germany and is in good standing in filing all returns and notices required thereunder.

(b)	Authority and Binding Obligations: The Purchaser has good right, full power and absolute authority to enter into this Agreement and to purchase the Vendor’s Stendal Interest from the Vendor and to deliver the PIK Note in the manner contemplated herein and to perform all of the Purchaser’s obligations under this Agreement. The Purchaser shall have taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement, the purchase of the Vendor’s Stendal Interest by the Purchaser from the Vendor, the execution and delivery of the PIK Note and the completion of the transactions set out herein.

(c)	No Actions: There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or, to the Purchaser’s knowledge, threatened which would affect the Purchaser’s ability to purchase the Vendor’s Stendal Interest, pay the Purchase Price and deliver the PIK Note each as provided for in this Agreement.
4.2 Execution and Delivery of Agreement
(a)	The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not constitute a breach or a default under any agreement to which the Purchaser is a party or by which it is bound.

(b)	This Agreement has been duly executed and delivered by the Purchaser. All documents required hereunder to be executed and delivered by the Purchaser shall have been duly executed and delivered by the Purchaser and this Agreement does and such documents and instruments shall, constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.
4.3 Bankruptcy and Insolvency Matters
No action or proceeding has been commenced or filed by or against the Purchaser or which seeks or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of the Purchaser, the adjustment, compromise or composition of claims against the Purchaser or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for the Purchaser or any portion of its assets. No such action or proceeding has been authorized or is being considered by or on behalf of the Purchaser and no creditor or equity security holder of the Purchaser has, to the knowledge of the Purchaser, threatened to commence or advise that it may commence, any such action or proceeding.
4.4 Broker’s Fees
The Purchaser has not incurred any obligation or liability, contingent or otherwise for broker’s or finder’s fees in respect of the transaction herein provided for which the Vendor shall have any obligation and liability.
4.5 No Other Representations and Warranties; Exclusion of liability
The parties agree that the representation and warranties of this Section 4 are the sole representations and warranties made by the Purchaser with respect to the subject matter hereof and that the Vendor shall have no right, claim or entitlement of whatever kind or nature with respect to any malperformance relating to any of the Purchase Price, the KHD Shares or the Proceeds or any part thereof, except for a breach of the representations and warranties expressly made in this Section 4, provided that no obligation or liability shall transfer to the Vendor as a result of any such malperformance.

SECTION 5
COMPLETION OF PURCHASE
5.1 Purchaser’s Conditions
The obligation of the Purchaser to complete the purchase of the Vendor’s Stendal Interest contemplated herein, is subject to the fulfillment of each of the following conditions precedent, unless waived in writing by the Purchaser, and the Vendor shall use its best efforts to ensure that these conditions are fulfilled on or before the Closing Date.
(a)	Vendor’s Representations, Warranties and Covenants. At the Time of Closing, the Vendor shall have executed, delivered and performed all agreements and documents and complied with or performed all terms, covenants and agreements on its part to be performed hereunder at or before the Closing Date; all representations and warranties contained in Sections 3, shall be true at the Time of Closing in all respects, with the same effect as if made on and as of such date, and the Vendor shall deliver a Certificate executed as of the Time of Closing certifying that all representations and warranties made by it herein are true and correct in all respects as of such date and all terms, covenants and agreements have been complied with or performed in all respects by the Vendor on or before such date.

(b)	Approvals. At the Time of Closing, there shall have been obtained the written consents or approvals, in form and substance satisfactory to the Purchaser and Purchaser’s Counsel, acting reasonably, of any governmental or regulatory agency or person whose consent to the transactions contemplated hereby is required, including, without limitation, the Shareholder Approvals, and all conditions imposed upon such consents shall have been satisfied.

(c)	Corporate Proceedings. At the Time of Closing, all necessary steps and corporate proceedings, as approved by Counsel for the Purchaser, shall have been taken to permit the transfer of the Vendor’s Stendal Interest to the Purchaser.

(d)	Closing Documents. The Vendor shall have executed and delivered to the Purchaser all documents as the Purchaser or the Purchaser’s Counsel may reasonably request for the purposes of effecting the transfer and delivery of the Vendor’s Stendal Interest in accordance with the terms of this Agreement.
If any such conditions shall not be fulfilled or waived in writing by the Purchaser at or prior to the Time of Closing, the Purchaser may rescind this Agreement by written notice to the Vendor and, in such event, the Purchaser and the Vendor shall be released from all obligations hereunder. Any waiver of conditions precedent by the Purchaser shall not affect any of the Purchaser’s rights under this Agreement.
5.2 Vendor’s Conditions
The obligation of the Vendor to complete the sale of the Vendor’s Stendal Interest contemplated herein, is subject to the fulfillment of the following conditions precedent, unless waived in writing by the Vendor, and the Purchaser shall use its best efforts to ensure that these conditions are fulfilled on or before the Closing Date.
(a)	Purchaser’s Representations, Warranties and Covenants. At the Time of Closing, the Purchaser shall have executed, delivered and performed all agreements and documents and complied with or performed all terms, covenants and agreements on its part to be performed hereunder at or before the Closing Date; all representations and warranties contained in Sections 4, shall be true at the Time of Closing in all respects, with the same effect as if made on and as of such date, and the Purchaser shall deliver a Certificate executed as of the Time of Closing certifying that all representations and warranties made by it herein are true and correct in all respects as of such date and all terms, covenants and agreements have been complied with or performed in all respects by the Purchaser on or before such date.

(b)	Approvals. At the Time of Closing, there shall have been obtained the written consents or approvals, in form and substance satisfactory to the Vendor and the Vendor’s Counsel, acting reasonably, of any governmental or regulatory agency or person whose consent to the transactions contemplated hereby is required, including, without limitation, the Shareholder Approvals, and all conditions imposed upon such consents shall have been satisfied.

(c)	Closing Documents. The Purchaser shall have executed and delivered to the Vendor all documents as the Vendor or the Vendor’s Counsel may reasonably request for purposes of effecting the transactions set out herein.
If any such conditions shall not be fulfilled or waived in writing by the Vendor at or prior to the Time of Closing, the Vendor may rescind this Agreement by written notice to the Purchaser and, in such event, the Purchaser and the Vendor shall be released from all obligations hereunder. Any waiver of conditions precedent by the Vendor shall not affect any of the Vendor’s rights under this Agreement.
5.3 Rescission and Termination
(a)	Satisfaction of Conditions. All of the parties hereto covenant and agree with the other parties hereto to use all reasonable efforts until the Closing Date to take or refrain from taking any actions with the intent that the conditions precedent, as set forth in Section 5 hereof, shall be satisfied and all covenants and agreements herein made by them shall have been performed.

(b)	Consequences of Rescission. In the event this Agreement is rescinded and terminated pursuant to the provisions of subsection 5.1 or subsection 5.2 hereof, each party hereto shall be released from all obligations hereunder and each party hereto shall take all reasonable actions to return the other parties to the position relative to the Vendor’s Stendal Interest which such party occupied prior to the execution hereof.
SECTION 6
SURVIVAL AND INDEMNIFICATION
6.1 Survival of Representations and Warranties
The representations and warranties set forth in Sections 3 and 4 hereto shall survive the Closing and, notwithstanding the Closing and regardless of any investigation by or on behalf of a party with respect thereto, shall continue in full force and effect for the benefit of the party to whom the representation or warranty was given for a period of two years from the effective date of this Agreement. After such two year period, if no claim shall have been made hereunder prior to the expiry of such period against a party hereto with respect to any incorrectness in or breach of any representations or warranty contained herein, or any non-fulfillment of any covenant or agreement on the part of a party, the party making the representation or warranty in this Agreement shall have no further liability hereunder with respect to any such representation or warranty.

6.2 Indemnity
(a)	The Purchaser agrees to indemnify and save harmless the Vendor, and the Vendor agrees to indemnify and save harmless the Purchaser, from and against all losses, claims, actions, causes of action and liabilities, of any and all nature whatsoever, which the other may suffer, sustain or incur or which may be brought, made or asserted against the other as the result of any inaccuracy in any representation and warranty made in this Agreement by the indemnifying party, and/or which may be suffered or incurred as a result of, in respect of or arising out of any nonfulfillment of any covenant or agreement on the part of such indemnifying party, subject to the limitation that there shall be no obligation to indemnify in respect of a claim not made in writing within two (2) years of the Effective Date.
6.3 Cumulative Rights
(a)	Each and every right, remedy and power granted to the Purchaser under this Agreement or under any documents or instruments delivered pursuant to the terms and conditions hereof, shall be cumulative and shall be in addition to any other right, remedy or power herein or therein specifically granted or hereinafter existing in equity or at law, or by virtue of statute or otherwise, and every such right, remedy and power may be exercised by the Purchaser from time to time concurrently or independently and as often and in such order as the Purchaser may deem expedient.

(b)	Each and every right, remedy and power granted to the Vendor under this Agreement or under any documents or instruments delivered pursuant to the terms and conditions hereof, shall be cumulative and shall be in addition to any other right, remedy or power herein or therein specifically granted or hereinafter existing in equity at law, or by virtue of statute or otherwise, and every such right, remedy and power may be exercised by the Vendor from time to time concurrently or independently and as often and in such order as the Vendor may deem expedient.
SECTION 7
CLOSING
7.1 Closing and Closing Date
The Closing of the sale and purchase herein contemplated shall take place on the Closing Date or upon such earlier or later time and date as may be agreed upon between the parties at the offices of Sangra Moller LLP in Vancouver, British Columbia, or such other place as may be agreed upon between the parties, provided that the Notarized Transfer Agreement shall be executed and delivered by the parties before the Notary on the Closing Date at the offices of Cleary Gottlieb Steen & Hamilton LLP in Frankfurt, Germany or such other place as may be agreed upon between the parties.
7.2 Documents to be Delivered by the Purchaser
At or before the Time of Closing, the Purchaser shall execute and deliver, or cause to be executed and delivered, to the Vendor’s Canadian Counsel, Clark Wilson LLP, all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement including the following:
(a)	the duly executed Purchaser Release;

(b)	the Certificate contemplated by paragraph 5.2(a) hereto;

(c)	the Direction Letter;

(d)	an Undertaking Letter; and

(e)	such further documents and assurances as the Vendor may reasonably require in order to give effect to the provisions hereof.
7.3 Documents to be Delivered by the Vendor
At or before the Time of Closing, the Vendor shall execute and deliver, or cause to be executed and delivered, to the Purchaser all documents, instruments and things which the Vendor is to deliver or cause to be delivered pursuant to the provisions of this Agreement, including the following:
(a)	the duly executed Vendor Release;

(b)	the Certificate contemplated by paragraph 5.1(a) hereto;

(c)	such further documents and assurances as the Purchaser may reasonably require in order to give effect to the provisions hereof, including all other necessary deeds, conveyances, bills of sale, assurances, transfers, assignments, conveyancing documents, consents and waivers, authorizations and instruments of transfer required to enable the transfer of the Vendor’s Stendal Interest as herein contemplated.
7.4 Documents to be Delivered by the Vendor and the Purchaser
At or before the Time of Closing, the parties shall each execute and deliver, or cause to be executed and delivered, all documents, instruments and things which they are to jointly execute or deliver, or cause to be delivered, pursuant to the provisions of this Agreement, including the following:
(a)	the Notarized Transfer Agreement;

(b)	notice to the Notary of satisfaction of all conditions set out herein and instructions to the Notary to notify Stendal of the assignment and transfer of the Purchased Shares from the Vendor to the Purchaser; and

(c)	the PIK Note executed in favour of the Vendor.
SECTION 8
GENERAL
8.1 Expenses
Other than as set out herein, each party hereto shall be responsible for their own costs and expenses incurred by such party in connection with the purchase and sale of the Vendor’s Stendal Interest, the preparation of this Agreement and all negotiations among the parties. Each party hereto shall bear and be responsible for 50% of the notary costs and expenses in connection with the transactions set out herein up to a maximum amount per party of €10,000 plus applicable VAT.
8.2 Documents and Information Confidential
Until immediately after the Time of Closing, all documents and information received by the Purchaser from the Vendor or vice versa, and their respective Counsel, shall be treated by the Purchaser or the Vendor, as the case may be, as confidential information and will not be disclosed to others except to its Counsel, auditors and bankers, as may be required to obtain or in respect of the Shareholder Approvals, as required by applicable law or with the consent of the other party not to be unreasonably withheld.

8.3 Time of the Essence
Time shall be of the essence of this Agreement.
8.4 Governing Law/Attornment
This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia, Canada excluding, however, the rules of conflicts of law applicable therein, provided that the Notarized Transfer Agreement shall be construed in accordance with the laws of the Federal Republic of Germany. The parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of British Columbia situated in the City of Vancouver for all matters arising out of or in connection with this Agreement.
8.5 Further Assurances
The Vendor and Purchaser will from time to time, on and after the Closing Date, at the request of the Purchaser or the Vendor, as the case may be, execute and deliver all such other additional instruments, notices, releases, acquittances and other documents and shall do all such other acts and things as may be reasonably necessary to carry out the terms and conditions of this Agreement in accordance with their true intent.
8.6 Notices
Any notice required or permitted to be given by a party hereto to the other shall be given in writing and addressed:
(a)	if to the Vendor at:
MFC INDUSTRIAL HOLDINGS AG
c/o Suite 800 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Hlus
Telephone: (604) 687-5700
Fax: (604) 687-6314
with a copy for information purposes only to:
Dillenburger Strasse 69,
51105 Koln, Germany
Attn: Board of Directors
(b)	if to the Purchaser at:
STENDAL PULP HOLDING GMBH
c/o Suite 2840, 650 West Georgia Street
Vancouver, BC V6B 4N8
Attention: Managing Director
Telephone: (604) 684-1099
Fax: (604) 684-1094

with a copy to:
SANGRA MOLLER LLP
Barristers and Solicitors
Suite 1000 Cathedral Place
925 West Georgia Street
Vancouver, BC V6C 3L2
Attention: H. S. Sangra
Telephone: (604) 662-8808
Fax: (604) 669-8803
Any such notice shall be delivered, or mailed by prepaid registered post. Any notice delivered as aforesaid shall be deemed to have been received by the party hereto to which it is so delivered at the time on the date of its being so delivered. Any notice mailed as aforesaid shall be deemed to have been received by the party hereto to which it is so mailed on the third business day next following the time on the date of it being so mailed. Any party may change its address for notice by giving notice to that effect.
8.7 Enurement
This Agreement shall enure to the benefit of the parties, their respective heirs, successors and permitted assigns.
8.8 Severability
If any covenant, obligation or term of this Agreement is held to be invalid or unenforceable, then the remainder of this Agreement will not be affected by the invalid or unenforceable portion and this Agreement will be construed as though it were executed without reference to the invalid or unenforceable portion of this Agreement.
[Intentionally Blank]

8.9 Counterparts
This Agreement may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each party hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.
IN WITNESS WHEREOF the Vendor and the Purchaser have hereunto executed this Agreement effective as of the date and year first above written.

STENDAL PULP HOLDING GMBH		MFC INDUSTRIAL HOLDINGS AG

Per:	/s/ W. Ridder	Per:	/s/ K.J. Schweinshaupt /s/ Weinandy

	Authorized Signatory		Authorized Signatory

SCHEDULE A
FORM OF PIK NOTE
FLOATING RATE NOTE
in the original principal amount of €6,728,420.22
issued by
STENDAL PULP HOLDING GMBH
in favour of
MFC INDUSTRIAL HOLDINGS AG
October 18, 2006

Sangra Moller llp

TABLE OF CONTENTS

ARTICLE 1. INTERPRETATION

1.1.	Definitions	1
1.2.	Invalidity, etc.	4
1.3.	Headings, etc.	4
1.4.	Governing Law	4
1.5.	Attornment	4
1.6.	Currency	4
1.7.	Actions on Days Other Than Business Days	4

ARTICLE 2. PAYMENTS

2.1.	Interest	4
2.2.	Payments Generally	5

ARTICLE 3. PIK AND CALL

3.1.	PIK and Call	5
3.2.	Valuation of M Shares	5
3.3.	Principal Amount of Mercer PIK and Call	5
3.4.	Call Exercising Procedure	6
3.5.	Restriction on M Shares	6

ARTICLE 4. OPTIONAL CASH REDEMPTION

4.1.	Optional Cash Redemption	8
4.2.	Selection of Notes to Be Redeemed	9
4.3.	Notice of Redemption	9
4.4.	Effect of Notice of Redemption	9
4.5.	Payment of Redemption Price	10
4.6.	Notes Redeemed in Part	10

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Borrower	10
5.2.	Survival of Representations and Warranties	10

ARTICLE 6. COVENANTS

6.1.	Affirmative Covenants	11
6.2.	Negative Covenants	11

ARTICLE 7. EVENTS OF DEFAULT AND REMEDIES

7.1.	Events of Default	12
7.2.	Remedies Upon Default	13

(ii)

ARTICLE 8. GENERAL

8.1.	Splitting of Note	13
8.2.	Amendment and Waiver	13
8.3.	Persons Deemed Owners	13
8.4.	Agent for Service	13
8.5.	Notices	14
8.6.	Time	15
8.7.	No Adverse Interpretation of Other Agreements	15
8.8.	No Recourse Against Others	15
8.9.	No Liability	15
8.10.	Assignment	15
8.11.	Counterparts	15

STENDAL PULP HOLDING GMBH
(Incorporated under the Federal Laws of Germany)
FLOATING RATE NOTE
Dated for Reference
October 18, 2006
          Stendal Pulp Holding GmbH, for value received, hereby acknowledges itself indebted to and promises to pay to or to the order of MFC Industrial Holdings AG:
(a)	on:
(i)	January 31, 2008, the principal sum of €5,562,420.22 (the “First Amount”); and

(ii)	January 3, 2009, the principal sum of €1,166,000,
in each case, or such earlier date as all or any part of the principal amount hereof may become due in accordance with the provisions hereof, the balance of the principal amount of this Note then outstanding, on presentation and surrender of this Note to the Borrower at its address set out herein; and

(b)	interest on the principal amount of this Note outstanding from time to time at the rate and times and in the manner set forth herein.
ARTICLE
INTERPRETATION
1.1. Definitions
For the purposes of this Note:
“1933 Act” means the United States Securities Act of 1933, as amended;
“Applicable Law” means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official directives, orders, judgments and decrees of Governmental Bodies;
“Borrower” means Stendal Pulp Holding GmbH, a company incorporated under the laws of the Federal Republic of Germany, and its successors;
“Business Day” means any day other than Saturday, Sunday or any statutory holiday in Vancouver, British Columbia, Canada;
“Euribor” means:
(1)	the applicable Screen Rate; or
(2)	(if no Screen Rate is available for the interest period of this Note) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Holder or its agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of a time specified by the Holder or its agent on the Quotation Day for the offering of deposits in Euros for a period comparable to the interest period of this Note;
“Event of Default” has the meaning attributed to such term in Section 7.1;
“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity, having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator);
“Holder” means MFC Industrial Holdings AG, a company incorporated under the laws of the Federal Republic of Germany, and its successors;
“Interest Rate” means the six month Euribor rate;
“Lien” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease, hypothecation, security interest or other security agreement, trust or arrangement having the effect of security for the payment of any borrowed money or capital lease obligations;
“M Shares” means common shares in the capital stock of Mercer;
“Mercer” means Mercer International Inc., a company organized under the laws of the State of Washington, U.S.A., and its successors;
“MFC Pledge” means the pledge by the Holder of the Purchased Shares to Stendal’s lenders under the Stendal Facility pursuant to the security agreements related thereto;
“Note” and/or “Notes” means, as the context requires, this note and any replacement note or notes or substitute note or notes representing the Obligations hereunder and all schedules attached hereto, in each case as they may be amended, restated or replaced from time to time; the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this note as a whole and not to any particular article, section, schedule, or other portion hereof;
“Obligations” means all indebtedness of the Borrower to the Holder hereunder;
“Permitted Encumbrances” means, Liens existing on the date hereof, including without limitation the MFC Pledge and renewals, replacements, restatements and amendments thereto from time to time;
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body;
“PIK Date” means each Scheduled Payment Date and December 29, 2006;

“Principal Amount” means the principal amount of €6,728,420.22 owing by the Borrower to Holder as evidenced by this Note, as such principal amount may change from time to time in accordance with the terms of this Note;
“Purchase Agreement” means the purchase agreement dated October 18, 2006 entered into between the Borrower and the Holder in connection with, among other things, the purchase by the Borrower of the Vendor’s Stendal Interest;
“Purchased Shares” shall have the meaning ascribed thereto in the Purchase Agreement;
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Target Days before the first day of that period, unless market practice differs in the European interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Holder or its agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days);
“Reference Banks” means the principal office in Munich of Bayerische Hypo-und Vereinsbank AG and of the principal offices in Frankfurt am Main of Dresdner Bank AG and Deutsche Bank AG;
“Scheduled Payment Date” means each of March 30, 2007, September 30, 2007, January 31, 2008 and January 3, 2009;
“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Holder or its agent may specify another page or service displaying the appropriate rate after consultation with the Borrower;
“Stendal” means Zellstoff Stendal GmbH, a company duly organized under the laws of the Federal Republic of Germany;
“Stendal Facility” means the project financing facility agreement in the principal amount of €827,000,000 dated August 26, 2002, made between Stendal and the lenders party thereto as amended from time to time;
“Stendal Mill” means the pulp mill located in Stendal, Germany;
“Target Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payments system is open for the settlement of payments in Euros;
“US Securities Law” means the 1933 Act, all rules and regulations thereunder and all applicable securities laws, rules and regulations of any state of the United States; and
“Vendor’s Stendal Interest” shall have the meaning ascribed thereto in the Purchase Agreement.

1.2. Invalidity, etc.
            Each of the provisions contained in this Note is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.
1.3. Headings, etc.
          The division of this Note into articles, sections and clauses, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.
1.4. Governing Law
          This Note shall be governed by and construed in accordance with the laws of British Columbia, and the federal laws of Canada applicable therein, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
1.5. Attornment
          The parties hereto irrevocably submit and attorn to the exclusive jurisdiction of the courts of British Columbia situated in the City of Vancouver for all matters arising out of or in connection with this Note.
1.6. Currency
          Unless specifically indicated otherwise, all monetary amounts in this Note are stated in and will be paid in Euros.
1.7. Actions on Days Other Than Business Days
          Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Note shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.
ARTICLE
PAYMENTS
2.1. Interest
          Interest shall accrue from the date hereof on the outstanding Principal Amount of this Note or any Notes outstanding from time to time at a rate per annum for each interest period equal to the Interest Rate. Such interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 days and shall be payable by the Borrower to the Holder of the Notes in arrears on each Scheduled Payment Date (or, if not a Business Day on the immediately following Business Day) in accordance with Section 2.2.

2.2. Payments Generally
          Subject to Article 3 hereto, all payments made pursuant to this Note or any Notes (in respect of principal, interest or otherwise) shall be made by the Borrower to the Holder by way of cheque, bank draft or wire transfer by or on behalf of the Borrower to the account specified therefor in writing by the Holder or as otherwise herein provided.
ARTICLE 3.
PIK AND CALL
3.1. PIK and Call
          On any PIK Date, subject to Section 3.3 hereto, Mercer may, at its sole option and shall if so directed by the Borrower at its sole option (a “Mercer PIK and Call”), deliver, or cause to be delivered, to the Holder M Shares registered in the name of the Holder, and upon receipt of such M Shares as herein provided the Holder hereby irrevocably transfers and assigns (without any further action) to Mercer all of the Holder’s rights, title and interest hereunder relating to that portion of the then outstanding Principal Amount which is equal to the value of such M Shares (the “Assigned Principal”), as determined pursuant to the method set out in Section 3.2 hereto, including without limitation the right to be paid interest accruing on such Assigned Principal as of the applicable PIK Date. Upon the issuance of any M Shares to the Holder in connection with a particular Mercer PIK and Call, upon the request of Mercer each of the Holder and the Borrower covenants to execute and deliver such further documents and instruments as Mercer, in its sole discretion, considers reasonably necessary to evidence the assignment from the Holder to Mercer of all rights, title and interest in and to the applicable Assigned Principal. The Holder acknowledges and agrees that the portion of the then outstanding Principal Amount to be repaid to it by the Borrower on January 31, 2008 or January 3, 2009, as applicable, shall be reduced by the aggregate value of the M Shares (the “Aggregate Assigned Principal”), as determined at the time of each particular Mercer PIK and Call pursuant to the method set out in Section 3.2 hereto, issued to the Holder pursuant to any and all Mercer PIK and Calls which have been exercised by Mercer as of such date, and the Borrower acknowledges and agrees that on January 31, 2008 or January 3, 2009, as applicable, it shall be required to pay to Mercer, in place and instead of the Holder, the Aggregate Assigned Principal, if any.
3.2. Valuation of M Shares
          The aggregate value of any M Shares paid to the Holder hereunder shall be deemed to be the product of multiplying the number of M Shares delivered to the Holder by the 20-trading day average closing price for M Shares, as listed on the Nasdaq Global Market or, if the M Shares are not listed on the Nasdaq Global Market, any other stock exchange or quotation system upon which M Shares are listed or quoted (and, if they are delisted or not quoted thereon any longer, other than for temporary trading halts, by the “fair market value” of an M Share as determined by an independent nationally recognized investment banking firm jointly selected in good faith by the Borrower and the Holder), where such average is calculated using the trading day immediately preceding any particular PIK Date as the last day of the 20-trading day period.
3.3. Principal Amount of Mercer PIK and Call
          If the Mercer PIK and Call is exercised:
(a)	on or prior to January 31, 2008, the Assigned Principal in connection therewith shall be equal to either: (i) the First Amount, minus the aggregate value of all cash redemptions carried-out by the Borrower up to the date of such exercise, or (ii) the then outstanding Principal Amount; and

(b)	after January 31, 2008, the Assigned Principal in connection therewith shall be equal to the then outstanding Principal Amount, and in connection with any such exercise of the Mercer PIK and Call, Mercer shall issue to the Holder such number of M Shares as is necessary.
3.4. Call Exercising Procedure
          Where Mercer chooses to exercise a Mercer PIK and Call, it shall deliver written notice thereof to both the Holder and the Borrower at least seven (7) days prior to the applicable PIK Date. Each party hereto covenants not to, and to cause each of its affiliates not to, take any actions or in any way deal in the securities of Mercer in a manner which could reasonably be expected to manipulate the market for or the valuation of the M Shares pursuant to the method set out in Section 3.2 hereto. On the applicable PIK Date Mercer covenants to allot, issue and register in the name of the Holder, the number of M Shares set out in its notice to the Holder and the Borrower.
3.5. Restriction on M Shares
          The Holder acknowledges, represents, warrants and agrees with respect to any M Shares to be issued to the Holder hereunder pursuant to a Mercer PIK and Call, that:
(a)	the Holder understands that the M Shares are “restricted securities” under applicable US Securities Laws and the rules of the SEC provide in substance that the Holder may dispose of the M Shares only pursuant to an effective registration statement under the 1933 Act or an exemption therefrom, and the Holder understands that Mercer has no obligation to register any of the M Shares or to take action so as to permit sales pursuant to the 1933 Act. Accordingly, the Holder understands that absent registration, under the rules of the SEC, the Holder may be required to hold the M Shares or to transfer the M Shares in “private placements” which are exempt from registration under the 1933 Act, in which event the transferee may acquire “restricted securities” subject to the same limitations as in the hands of the Holder. As a consequence, the Holder understands that it must bear the economic risks of the investment in the M Shares. The Holder represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Holder acknowledges that Mercer has no obligation to register or qualify the M Shares for resale. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the M Shares, and on requirements relating to Mercer that are outside the Holder’s control;

(b)	such shares are for the Holder’s own account, not as nominee or agent, for investment purposes only and not with a view to any resale, distribution or other disposition of the M Shares or any part thereof and that the Holder has no intention of selling, granting any participation in, or otherwise distributing the M Shares in violation of the US Securities Law;

(c)	the Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the M Shares;

(d)	if it decides to offer, sell or otherwise transfer any of the M Shares, it will not offer, sell or otherwise transfer any of such shares directly or indirectly, unless;
(i)	the sale is to Mercer;

(ii)	the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the 1933 Act and in compliance with applicable local laws and regulations;

(iii)	the sale is made pursuant to the exemption from the registration requirements under the 1933 Act provided by: (A) Rule 144A thereunder to a person the seller reasonably believes is a “Qualified Institutional Buyer” (as defined in such Rule) that is purchasing for its own account or for the account of one or more Qualified Institutional Buyers and to whom notice is given that the sale is being made in reliance upon Rule 144A; or (B) Rule 144 thereunder and in accordance with any applicable state securities or “blue sky” laws;

(iv)	the M Shares are sold in a transaction that does not require registration under the 1933 Act or any applicable state laws and regulations governing the offer and sale of securities; or

(v)	it has prior to such sale pursuant to subsection 3.5(d)(iii)(B) or 3.5(d)(iv) furnished to Mercer an opinion of counsel reasonably satisfactory to Mercer;
(e)	the certificates representing the M Shares (and any certificates issued in exchange or substitution for the M Shares) will bear a legend, among others, in substantially the form as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144A UNDER THE SECURITIES ACT OR (II) RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION

THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) (II) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. PROVIDED THAT THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATIONS S, A NEW CERTIFICATE BEARING NO LEGEND MAY BE OBTAINED FROM THE CORPORATION’S REGISTRAR AND TRANSFER AGENT, UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S REGISTRAR AND TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT SUCH SALE IS BEING MADE IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

(f)	the Holder consents to Mercer making a notation on its records or giving instructions to Mercer’s transfer agents in order to implement the restrictions on transfer set forth and described herein;

(g)	the Holder has no intention to distribute, and shall not transfer, either directly or indirectly any of the M Shares to any person within the United States or to U.S. persons, as defined in Regulation S except pursuant to an effective registration statement under the 1933 Act, or an exemption therefrom;

(h)	the Holder understands that the M Shares may be restricted and subject to statutory “hold periods” under the securities laws of the Provinces of Canada;

(i)	no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz) has been, or will be, prepared by the Borrower or Mercer in connection with the issuance of any M Shares to the Holder, and the Holder may offer any M Shares acquired by it pursuant to a Mercer PIK and Call only in full compliance with German securities laws (including the German Securities Prospectus Act); and

(j)	the Holder will comply with all relevant securities law restrictions and provisions of countries in which it sells any M Shares acquired by it pursuant to a Mercer PIK and Call or in which it conducts any selling or other measures aimed at the sale of such M Shares.
ARTICLE 4.
OPTIONAL CASH REDEMPTION
4.1. Optional Cash Redemption
          The Borrower shall have an option to redeem the Notes in whole or in part at any time (provided that any partial redemption of such Notes shall be in a minimum amount of €1,000,000 and integral multiples thereof) upon notice pursuant to Section 4.3 hereof, at 100% of the principal amount of the Notes, or part thereof to be redeemed, together with accrued interest, if any, up to, but not including, the redemption date.
          Any redemption pursuant to this Section 4.1 shall be made in accordance with the provisions of Section 4.2 through 4.6 hereof.
4.2. Selection of Notes to Be Redeemed
          If fewer than all the Notes are to be redeemed at any time, the Borrower shall select the Notes to be redeemed on a pro rata basis. The Borrower shall promptly notify the Holder in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Provisions of this Note that apply to redemption of this Note also apply to replacement Notes and portions of Notes called for redemption.
4.3. Notice of Redemption
          At least ten (10) Business Days before a redemption date, the Borrower shall fax or deliver by hand, a notice of redemption to the Holder at the address/fax number of the Holder set forth in Section 8.4 herein.
          The notice shall identify the Notes to be redeemed and shall state:
          (a) the redemption date;
          (b) the redemption price;
          (c) the principal amount of the Notes to be redeemed;
          (d) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
          (e) that Notes called for redemption must be presented and surrendered to the Borrower to collect the redemption price;
          (f) that, unless the Borrower defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and
          (g) the paragraph of this Note pursuant to which the Notes called for redemption are being redeemed.
4.4. Effect of Notice of Redemption
          Once notice of redemption is transmitted in accordance with Section 4.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

4.5. Payment of Redemption Price
          Prior to 11:00 a.m., Vancouver time, on the redemption date, the Borrower shall make available for payment, as herein provided, in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all Notes to be redeemed on that date in exchange for the Notes to be so redeemed.
          If the Borrower complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Borrower to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.
4.6. Notes Redeemed in Part
          Upon surrender of a Note that is redeemed in part, the Borrower shall issue a new Note equal in principal amount to the unredeemed portion of the Note surrendered and pay the required redemption amount to CW (as hereinafter defined) in trust for the Holder.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
5.1. Representations and Warranties of the Borrower
          The Borrower represents and warrants to Holder as follows:
5.1.1. Incorporation and Status. The Borrower is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
5.1.2. Power and Capacity. The Borrower has the corporate power and capacity to enter into and perform its obligations under this Note;
5.1.3. Due Authorization. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Note; and
5.1.4. Enforceability. This Note constitutes, or upon execution and delivery will constitute, valid and binding obligations of the Borrower enforceable against it in accordance with their terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.2. Survival of Representations and Warranties
          The representations and warranties made in this Note shall survive the execution and delivery of this Note.

ARTICLE 6.
COVENANTS
6.1. Affirmative Covenants
          So long as any Obligations remain outstanding, the Borrower covenants and agrees to and in favour of the Holder that:
6.1.1. Punctual Payment. The Borrower shall pay or cause to be paid all Obligations falling due hereunder on the dates and in the manner specified herein;
6.1.2. Existence. The Borrower shall do or cause to be done all things necessary or desirable to maintain its corporate existence in its present jurisdiction of incorporation and to maintain its corporate power and capacity to own its properties and assets;
6.1.3. Sale of Stendal Mill. In the event that the Borrower sells or disposes of greater than 10% of its interest in the Stendal Mill (other than to its or Mercer’s affiliates or pursuant to an internal reorganization) to third parties, the Borrower shall repay or cause the purchaser of such interest to repay, as applicable, the then outstanding Principal Amount, and all interest accrued thereon, within ten (10) Business Days of such sale or disposition;
6.1.4. Equity Issue by Mercer. In the event that Mercer completes one or more equity issue (including equity warrants or convertible securities) other than an equity issue: (a) resulting from the exercise of options, (b) resulting from the grant of restricted stock under Mercer’s stock incentive plans, (c) relating to an in kind payment for the purchase of assets, or (d) used to fund a conversion of Mercer’s outstanding convertible notes or the conversion of Mercer’s outstanding convertible notes, resulting in aggregate net proceeds of greater than US$20,000,000, the Borrower shall repay the then outstanding Principal Amount in cash, and all interest accrued thereon, within ten (10) Business Days of such equity issue; and
6.1.5. New Debt Issued by the Borrower. If the Borrower incurs any debts for borrowed money in connection with the Stendal Mill in an aggregate amount greater than €15,000,000, it shall repay the then outstanding Principal Amount and all interest accrued thereon, within ten (10) Business Days thereof.
6.2. Negative Covenants
          So long as any Obligations remain outstanding, the Borrower covenants and agrees to and in favour of Holder that it shall not:
6.2.1. Encumber Property. Grant or issue any Lien upon any of its properties or assets to Mercer or its affiliates;
6.2.2. Encumber Vendor’s Stendal Interest. Grant or issue any Lien upon the Vendor’s Stendal Interest, provided that the continuation of the MFC Pledge, or a pledge of the Vendor’s Stendal Interest by the Borrower substantially upon the same terms as the MFC Pledge to the same lenders under the Stendal Facility, shall be permitted to continue in full force and effect after Closing and shall not be considered or deemed to be a grant or issue of a Lien thereon by the Borrower; or

6.2.3. Secured Debt. Other than Permitted Encumbrances, grant or issue any Lien upon any of its properties or assets to a lender unless the Holder’s interest under this Note is rateably secured by the Borrower’s properties or assets.
ARTICLE 7.
EVENTS OF DEFAULT AND REMEDIES
7.1. Events of Default
          The occurrence of any of the following events shall constitute an Event of Default:
7.1.1. default by the Borrower in payment of principal when due or of interest owing under this Note unless such default is remedied within 2 Business Days;
7.1.2. default by the Borrower in the performance or observance of any covenant, condition or obligation contained in this Note (other than a default specified in section 7.1.1), unless such default, if capable of being remedied, is remedied within 15 Business Days after written notice thereof by the Holder to the Borrower;
7.1.3. the Borrower institutes any proceeding or takes any corporate action or executes any agreement to authorize its participation in or commencement of any proceeding:
7.1.3.1. seeking to adjudicate it a bankrupt or insolvent; or
7.1.3.2. seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation);
7.1.4. any proceeding is commenced against or affecting either the Borrower:
7.1.4.1. seeking to adjudicate it a bankrupt or insolvent;
7.1.4.2. seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation); or
7.1.4.3. seeking appointment of a receiver, trustee, agent, custodian or other similar official for it or for any part of its properties and assets;
and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested, remains outstanding, undismissed or unstayed more than 20 days from the institution of such first mentioned proceeding; or
7.1.5. any creditor of the Borrower, or any other Person, privately appoints a receiver, trustee or similar official for any part of the properties and assets of the Borrower, and such appointment is not being contested in good faith and by appropriate proceedings or, if so contested, such appointment continues for more than 30 days.
7.2. Remedies Upon Default
          Upon the occurrence of any Event of Default, the Holder may by notice given to the Borrower:
7.2.1. declare all Obligations to be immediately due and payable; and
7.2.2. take such actions and commence such proceedings as may be permitted at law or in equity (whether or not provided for herein) at such times and in such manner as the Holder may consider expedient, all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action. The rights and remedies of the Holder hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law.
ARTICLE 8.
GENERAL
8.1. Splitting of Note
          Upon no less than seven (7) Business Days notice, as set out herein, the Holder may require the Borrower to split this Note into integrals of €1,000,000, or multiples thereof, and issue to the Holder replacement Notes therefore upon surrender of the original of this Note to the Borrower.
8.2. Amendment and Waiver
          No amendment or waiver of any provision of this Note or consent to any departure by the Borrower from any provision thereof is effective unless it is in writing and signed by an officer of the Holder. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
8.3. Persons Deemed Owners
          The registered Holder of this Note may be treated as its owner for all purposes.
8.4. Agent for Service
          The Holder hereby irrevocably appoints Clark Wilson LLP (“CW”) as its agent for service with respect to any notices, payments, deliveries and all other matters in respect hereof at the following address:
CLARK WILSON LLP
Suite 800 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Hlus
Telephone: (604) 687-5700
Fax: (604) 687-6314

Any notice, payment or other delivery delivered to CW on behalf of the Holder at the aforesaid address shall be deemed to be sufficiently and conclusively received by the Holder, whether or not such Holder actually receives such notice, payment or other delivery, and on and after the date upon which CW receives any payments (including payments of M Shares) from the Borrower hereunder on behalf of the Holder, interest shall cease to accrue on the amount received by CW and the Borrowers’ obligations pursuant to such amount shall cease.
8.5. Notices
          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)	if to the Borrower or Mercer:

Suite 2840, 650 West Georgia Street
Vancouver, BC V6B 4N8
Attention: J.S.H Lee
Telephone: (604) 684-1099
Fax: (604) 684-1094

with a copy to:

SANGRA MOLLER LLP
Barristers and Solicitors
Suite 1000 Cathedral Place
925 West Georgia Street
Vancouver, BC V6C 3L2
Attention: H. S. Sangra
Telephone: (604) 662-8808
Fax: (604) 669-8803

(b)	if to Holder:

c/o CLARK WILSON LLP
Suite 800 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Hlus
Telephone: (604) 687-5700
Fax: (604) 687-6314

with a copy for informational purposes only to:

Dillenburger Strasse 69
51170, Koln, Germany
Attention: Board of Directors
Telephone: (49) 22-165046-010
Fax: (49) 22-165046-019
8.6. Time
          Time is of the essence of this Note.
8.7. No Adverse Interpretation of Other Agreements
          This Note may not be used to interpret any other indenture, loan or debt agreement of the Borrower or its affiliates or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Note.
8.8. No Recourse Against Others
          A director, trustee, officer, employee, incorporator or stockholder of the Borrower or any of its affiliates, as such, will not have any liability for any obligations of the Borrower hereunder or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Holder, by accepting this Note, waives and releases all such liability. This waiver and release are part of the consideration for the issuance of this Note.
8.9. No Liability
          The Holder and the Borrower each acknowledge, agree and covenant that Mercer is a party to this Note exclusively for the limited purposes of a Mercer PIK and Call pursuant to Article 3 hereto, if so exercised by Mercer in its absolute discretion, and the Holder and the Borrower further acknowledge, agree and covenant that Mercer is not and shall not be liable in any way or manner for any Obligations, including without limitation any liability for repayment of the Principal Amount or any interest accrued thereon. The acknowledgements, agreements and covenants in this Section 8.9 are part of the consideration for the issuance of this Note.
8.10. Assignment
8.10.1. This Note shall enure to the benefit of and be binding upon the Borrower the Holder, their respective successors and any permitted assignee under this section of some or all of the parties’ rights or obligations under this Note.
8.10.2. Neither the Borrower nor the Holder shall assign all or any part of its obligations under this Note without the prior written consent of the other party.
8.11. Counterparts
This Note may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each party hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.
          IN WITNESS WHEREOF the Borrower has executed this Note effective as of the date and year first above written.

STENDAL PULP HOLDING GMBH

By:
Title:
Mercer International Inc. joins this Note solely for the limited purposes set forth in Article 3 hereto.

MERCER INTERNATIONAL INC.

By:
Title:
MFC Industrial Holdings AG joins this Note solely for the limited purposes set forth in Article 3 and Section 8.4 hereto.

MFC INDUSTRIAL HOLDINGS AG

By:
Title:

SCHEDULE B
FORM OF VENDOR RELEASE
RELEASE AND DISCHARGE
MFC Industrial Holdings AG (“MFC”), a company organized under the laws of the Federal Republic of Germany, both on its own behalf and on behalf of Altmark Industriepark AG, a company organized under the laws of the Federal Republic of Germany, KHD Humboldt Wedag International Ltd. (“KHD”), a company organized under the laws of British Columbia, Canada and Michael J. Smith, a businessman and the Chairman of the Board and a director of KHD, (collectively, the “Releasors”), for and in consideration of the premises set out in the share purchase agreement among MFC and Stendal Pulp Holding GmbH (“SPH”) of October 18, 2006 (the “Purchase Agreement”) and the execution and delivery of the PIK Note and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), subject to the terms and conditions set out herein, by these presents, hereby jointly and severally REMISES, RELEASES AND FOREVER DISCHARGES ZELLSTOFF STENDAL GMBH (“Stendal”), Jochen Riepl, Ulf Johanson, any employee of Stendal, SPH and Wolfram Ridder (collectively, the “Releasees”), and their respective successors and assigns (but for greater certainty Releasees shall not include Jimmy S.H. Lee), of and from all manners of action, causes of action, suits, contracts, claims, demands, costs and expenses of any nature or kind whatsoever (each a “Claim”), which against the Releasees, the Releasors ever had, now has or hereinafter can, shall or may have by reason of any matter, cause or thing whatsoever existing up to the present time, subject only to the rights and obligations of the parties thereto under the Purchase Agreement and the PIK Note and to such rights and interests vis-à-vis, in and against Stendal of any nature or kind whatsoever that are transferred and assigned to SPH under the Purchase Agreement, AND IN PARTICULAR, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, the Releasors do hereby remise, release and forever discharge the Releasees, of and from all Claims arising out of or in any way connected with the operation and conduct of business of Stendal, and the review or inspection of the books and records of Stendal (the “Action”). For greater certainty, the parties agree that neither Logan International Inc. nor its employees are Releasors hereunder.
IT IS DISTINCTLY UNDERSTOOD AND AGREED that the Releasors shall not commence any further proceedings against the Releasees with respect to the Claims and shall discontinue against the Releasees any existing proceedings commenced by the Releasors to which any Releasees is a defendant, including, without limitation, the Action and any other proceedings in which claims have been or may be advanced in connection with the matters raised and allegations made in the Action, on a without cost basis.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED that the above consideration is accepted voluntarily for the purpose of making full and final compromise, adjustment and settlement of all claims or potential claims between the Releasors and the Releasees as provided herein and this Release and Discharge shall not be construed as an admission of liability on the part of the Releasees.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED and the Releasors acknowledge that facts in respect of which this Release and Discharge is made may prove to be other than or different from the facts in that are now known or believed by the Releasors to be true. The Releasors accept and assume the risk of the facts being different and agree that this Release and Discharge shall be in all respects enforceable and not subject to termination, rescission or variation by a discovery of any difference in facts.

B-2

IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED that the Releasors have read this Release and Discharge and, prior to the execution hereof, obtained independent legal advice in respect hereof and confirm that the terms of this Release and Discharge are contractual and not a mere recital.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED that capitalized terms used in this Release and Discharge, and not otherwise defined herein, shall have the meanings ascribed thereto in the Purchase Agreement.
THIS RELEASE AND DISCHARGE is governed by and shall be interpreted pursuant to the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia, in any action or proceeding arising out of or relating to this Release and Discharge and hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court, and that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THIS RELEASE AND DISCHARGE may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will constitute one and the same agreement. This Release and Discharge may be executed and transmitted by facsimile transmission and if so executed and transmitted this Release and Discharge will be for all purposes as effective as if the parties had delivered an executed original Release and Discharge.
IN WITNESS WHEREOF the Releasors have hereunto executed this Release and Discharge effective the 18th day of October, 2006.

MFC INDUSTRIAL HOLDINGS AG		KHD HUMBOLDT WEDAG
INTERNATIONAL LTD.

By:		By:

Name:		Name:

Title:		Title:

SIGNED, SEALED and DELIVERED by	)
MICHAEL SMITH in the presence of:	)
)
)
)

Witness	)	MICHAEL SMITH

SCHEDULE C
FORM OF PURCHASER RELEASE
RELEASE AND DISCHARGE
Stendal Pulp Holding GmbH (“SPH”), a company organized under the laws of the Federal Republic of Germany (the “Releasor”), for and in consideration of the premises set out in the share purchase agreement among SPH and MFC Industrial Holdings AG (the “Releasee”) of October 18, 2006 (the “Purchase Agreement”) and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), subject to the terms and conditions set out herein, by these presents, hereby REMISES, RELEASES AND FOREVER DISCHARGES the Releasee and its successors and assigns, of and from all manners of action, causes of action, suits, contracts, claims, demands, costs and expenses of any nature or kind whatsoever (each a “Claim”), which against the Releasee, the Releasor ever had, now has or hereinafter can, shall or may have by reason of any matter, cause or thing whatsoever existing up to the present time, other than: (i) the rights and obligations of the parties thereto under the Purchase Agreement and the PIK Note; (ii) the rights and interests vis-à-vis, in and against the Releasee of any nature or kind whatsoever that are transferred and assigned to SPH under the Purchase Agreement; and (iii) continuing obligations of the Releasor pursuant to and under the Shareholders’ Agreement (as such term is defined in the Purchase Agreement) (the “Excluded Claims”), all of which Excluded Claims are specifically excluded from this Release and Discharge.
IT IS DISTINCTLY UNDERSTOOD AND AGREED that the Releasor shall not commence any further proceedings against the Releasee with respect to the Claims and shall discontinue against the Releasee any existing proceedings commenced by the Releasor to which the Releasee is a defendant on a without cost basis.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED that the above consideration is accepted voluntarily for the purpose of making full and final compromise, adjustment and settlement of all claims or potential claims between the Releasor and the Releasee as provided herein and this Release and Discharge shall not be construed as an admission of liability on the part of the Releasee.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED and the Releasor acknowledges that facts in respect of which this Release and Discharge is made may prove to be other than or different from the facts in that are now known or believed by the Releasor to be true. The Releasor accepts and assumes the risk of the facts being different and agrees that this Release and Discharge shall be in all respects enforceable and not subject to termination, rescission or variation by a discovery of any difference in facts.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED that the Releasor has read this Release and Discharge and, prior to the execution hereof, obtained independent legal advice in respect hereof and confirms that the terms of this Release and Discharge are contractual and not a mere recital.
IT IS FURTHER DISTINCTLY UNDERSTOOD AND AGREED that capitalized terms used in this Release and Discharge, and not otherwise defined herein, shall have the meanings ascribed thereto in the Purchase Agreement.
THIS RELEASE AND DISCHARGE is governed by and shall be interpreted pursuant to the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia, in

C-2

any action or proceeding arising out of or relating to this Release and Discharge and hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court, and that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THIS RELEASE AND DISCHARGE may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will constitute one and the same agreement. This Release and Discharge may be executed and transmitted by facsimile transmission and if so executed and transmitted this Release and Discharge will be for all purposes as effective as if the parties had delivered an executed original Release and Discharge.
IN WITNESS WHEREOF the Releasor has hereunto executed this Release and Discharge effective the 18th day of October, 2006.
STENDAL PULP HOLDING GMBH

By:

Name:

Title:

SCHEDULE D
FORM OF NOTARIZED TRANSFER AGREEMENT
THIS ASSIGNMENT AND TRANSFER AGREEMENT dated for reference the 18th day of October, 2006.
BETWEEN:
MFC INDUSTRIAL HOLDINGS AG (formerly FAHR Beteiligungen AG), a company organized under the laws of the Federal Republic of Germany and registered with the commercial register at the local court of Cologne under HRB 36688
(the “Transferor”)
- and -
STENDAL PULP HOLDING GMBH, a company organized under the laws of the Federal Republic of Germany and registered with the commercial register at the local court of Berlin-Charlottenburg under HRB 99095 B
(the “Transferee”)
The Transferee and the Transferor are hereinafter collectively referred to as the “Parties”.
WHEREAS
Zellstoff Stendal GmbH is a company organized under the laws of the Federal Republic of Germany and registered with the commercial register at the local court of Stendal under HRB 2446 (“Stendal”).
The Transferor is the sole owner of three shares (Geschäftsanteile) in the respective nominal amounts of €1,009,700, €27,360 and €12,940 of the total share capital of Stendal of €15,000,000 (the “Shares”).
The Parties have entered into a share purchase agreement dated the 18th day of October, 2006 (the “Share Purchase Agreement”) and governed by the laws of the Province of British Columbia, pursuant to which, inter alia, the Transferor sold the Shares and certain other rights to the Transferee.
In compliance with their obligations under the Share Purchase Agreement, the Transferor desires to assign and transfer title to the Shares and such certain other rights to the Transferee with immediate legal effect, and the Transferee desires to accept such assignments and transfers, it being understood that the Share Purchase Agreement contains all agreements of the Parties relating to their obligations (schuldrechtliche Abreden) in connection therewith.
NOW, THEREFORE, the Parties agree as follows:

SECTION 1
DEFINITIONS
In this Agreement, including the recitals hereto, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith:
(a)	“AIP” means Altmark Industriepark AG, formerly called AIG Altmark-Industrie AG, a company organized under the laws of the Federal Republic of Germany and registered with the local court of Stendal under HRB 1630;

(b)	“Ancillary Stendal Rights” means any rights and entitlements of the Transferor directly or indirectly relating to the Stendal Pulp Mill, the Stendal Facility, Stendal, the Shares and/or the Shareholder Loans, including, but not limited to:
(i)	all of the Transferor’s rights and entitlements vis-à-vis RWE, Mercer, Thyssen Rheinstahl Technik GmbH, Thyssen Rheinstahl Technik-N GmbH, Kvaerner plc. and AIP, in particular under and in connection with:
(A)	the letter agreement dated April 6, 2001 and entered into by and among RWE, AIP, Stendal, Mercer and Thyssen Rheinstahl Technik-N GmbH;

(B)	the letter agreement dated July 23, 2002 and entered into by and among Mercer, Stendal, RWE, Thyssen Rheinstahl Technik-N GmbH, Kvaerner plc. and AIP;

(C)	the share transfer agreement dated August 13, 2002 (notarial deed no. 812/2002 of the notary Falk Ewald, Stendal) between the Transferor and AIP;

(D)	the transfer agreement concerning shareholder loans dated August 23, 2002 between the Transferor, AIP and Stendal;

(E)	the assignment agreement dated August 26, 2002 between Stendal, RWE and the Transferor assigning part of the Transferor’s claims under a shareholder loan agreement; and

(F)	the shareholders’ resolution and agreement dated August 20, 2002 (notarial deed no. 97/2002L of the notary Dr. Gustav-Adolf Lange, Frankfurt/Main) by and among Stendal, Mercer, RWE, Thyssen Rheinstahl Technik GmbH, Thyssen Rheinstahl Technik Projektgesellschaft GmbH, AIP and the Transferor; and
(ii)	all of the Transferor’s rights and claims against officers, directors, and employees of Stendal or its subsidiaries, and in each case including all of the Transferor’s right, title and interest (including possession), expectancies (Anwartschaften), claims for surrender of possession (Herausgabeansprüche) and claims for transfer of title (Übertragungsansprüche);

(c)	“Mercer” means Mercer International Inc., a company organized under the laws of the State of Washington, U.S.A., and its successors;

(d)	“Parties” shall have the meaning set forth in the heading of this agreement;

(e)	“RWE” means RWE Industrie-Lösungen GmbH, a company organized under the laws of the Federal Republic of Germany and registered with the local court of Duisburg under HRB 179;

(f)	“Shareholder Loans” means all indebtedness owed or owing by Stendal to the Transferor for advances/loans under each of the following:
(i)	a subordinated shareholder loan and release agreement (Vertrag über die Gewährung eines nachrangigen Gesellschafterdarlehens nebst Forderungsverzicht) dated August 26, 2002 and entered into by and between the Transferor and Stendal, in the original principal amount of €3,890,290 plus all interest (accrued, contingent or other) to the date hereof;

(ii)	a subordinated shareholder loan and release agreement (Vertrag über die Gewährung eines nachrangigen Gesellschafterdarlehens) dated July 31, 2006 and entered into by and between the Transferor and Stendal, in the original principal amount of €1,050,000 plus all interest (accrued, contingent or other) to the date hereof; and

(iii)	a subordinated shareholder loan and release agreement (Vertrag über die Gewährung eines nachrangigen Gesellschafterdarlehens) dated September 27, 2005 and entered into by and between the Transferor and Stendal, in the original principal amount of €1,050,000 plus all interest (accrued, contingent or other) to the date hereof, and all rights, title and interest in and to the Stand-By Equity, plus all interest (accrued, contingent or other) to the date hereof;

(g)	“Shareholders’ Undertaking Agreement” means the shareholders’ undertaking agreement (Gesellschafter-Verpflichtungsvereinbarung) dated August 26, 2002 entered into by and among the Transferor, the Transferee, Stendal, Mercer, RWE, AIP and Bayerische Hypo- und Vereinsbank AG;

(h)	“Share Purchase Agreement” shall have the meaning set forth in the recitals to this agreement;

(i)	“Shares” shall have the meaning set forth in the recitals to this agreement;

(j)	“Stand-By Equity” means the stand-by equity provided by the Transferor pursuant to Section 2.6.3 of the Shareholders’ Undertaking Agreement;

(k)	“Stendal” shall have the meaning set forth in the recitals to this agreement;

(l)	“Stendal Facility” means the project financing facility agreement in the principal amount of €827,950,000 dated August 26, 2002, made between Stendal and the lenders party thereto as amended from time to time;

(m)	“Stendal Pulp Mill” means the kraft pulp mill owned by Stendal located near Stendal, Germany;

(n)	“Transferor” shall have the meaning set forth in the heading of this agreement; and

(o)	“Transferee” shall have the meaning set forth in the heading of this agreement.

SECTION 2
TRANSFERS AND ASSIGNMENTS
2.1 Transfers and Assignments
Subject to the Purchaser’s payment of the Purchase Price (as defined and in the manner set out in the Share Purchase Agreement), the Transferor hereby assigns and transfers to the Transferee all of the Transferor’s rights, title and interests in and to:
(a)	the Shares;

(b)	the Shareholder Loans; and

(c)	the Ancillary Stendal Rights,
and the Transferee hereby accepts such assignments and transfers. The parties acknowledge and agree that the assignment and transfer of the Shares includes all ancillary rights pertaining to the Shares, such as the rights to any undistributed profits from any prior periods and the rights to dividends for the entire current and future fiscal years, provided that the foregoing shall not include any interest in Stendal that the Transferor may acquire after Closing (as defined in the Share Purchase Agreement) from RWE Industrie-Lösungen GmbH (“RWE”) or any permitted assignee or transferee of RWE.
2.2 Shareholders’ Approval
All shareholders of Stendal have approved the sale, assignment and transfer of the Shares. A copy of such approval is attached to this agreement.
2.3 Instructions to Notary
Once all conditions set out in the Share Purchase Agreement have been fulfilled or waived, as the case may be, the Parties agree to instruct the officiating notary to notify Stendal of the assignment and transfer of the Shares to the Transferee in accordance with section 16 of the German Law on Companies with Limited Liability (GmbH-Gesetz).
2.4 Real Estate
The Transferor declares that Stendal owns real estate.
SECTION 3
NO FURTHER REPRESENTATIONS AND WARRANTIES
The parties agree that the representation and warranties of Section 3 of the Share Purchase Agreement are the sole representations and warranties made by the Transferor in respect of its rights, title and interests in and to the Shares, the Shareholder Loans and the Ancillary Stendal Rights and the assignment and transfer thereof and that the Transferee shall have no right, claim or entitlement of whatever kind or nature with respect to any malperformance (Pflichtverletzung) relating thereto or any part thereof, except for a breach of the relevant representations and warranties expressly made in Section 3 of the Share Purchase Agreement (Gewährleistungs- und Haftungsauschluss im übrigen), provided that, as set forth in Section 2.7 of the Share Purchase Agreement, no obligation or liability shall transfer to the Transferee as a result of any such malperformance.

SECTION 4
MISCELLANEOUS
4.1 Costs
Other than as set out herein, each party hereto shall be responsible for their own costs and expenses incurred by such party in connection with this agreement and all negotiations among the parties. Each party hereto shall bear and be responsible for 50% of the notary costs and expenses in connection with the transactions set out herein up to a maximum amount per party of €10,000 plus applicable VAT.
4.2 Severability
If any provision of this agreement is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and the invalid or unenforceable provision shall be replaced by a valid provision that comes as close as legally possible to the initial intent of the parties.
4.3 Governing Law/Venue
This Agreement shall be governed by, and construed in accordance with, German law excluding, however, German rules of conflicts of law. Venue shall be Frankfurt a.m.
IN WITNESS WHEREOF the Transferor and the Transferee have hereunto executed this Agreement effective as of the date and year first above written.

STENDAL PULP HOLDING GMBH		MFC INDUSTRIAL HOLDINGS AG

Per:		Per:
	Authorized Signatory		Authorized Signatory

EXHIBIT 1
(to the Share Purchase Agreement)
Shareholders’ Agreement Excerpt
“2.5 Undertakings. The parties hereto undertake vis-à-vis each other as follows: ...
(c)	FAHR undertakes to indemnify and hold harmless ZSG, RWE and/or Pulp Holding against any damage, cost or claim incurred by, or asserted against, ZSG, RWE and/or Pulp Holding n connection with, or as a result of, any hazardous substances or contamination on, or emanating from, the Site; and

(d)	FAHR undertakes to procure that AIG shall co-operate with, and provide all reasonable assistance to, the parties hereto in relation to all matters concerning the Site and any land adjoining the Site.”